Exhibit 99.1

Flag Ship Acquisition Corporation Announces

Entering into a Merger Agreement with Great Rich Technologies
Limited and GRT Merger Star Limited

NEW YORK, October 22, 2024 (PR NEWSWIRE) -- Flag Ship Acquisition Corporation (NASDAQ: FSHP) (the “Company” or “Flag Ship”), a publicly-traded special purpose acquisition company (SPAC), announced that it has signed a definitive merger agreement with Great Rich Technologies Limited (KOSDAQ: 900290) (“GRT”) and GRT Merger Star Limited (“Merger Sub”). Upon completion of the merger, shareholders of Flag Ship will receive American Depositary Shares (“ADSs”) of GRT and Flag Ship will be merged into the Merger Sub, a wholly-owned subsidiary of GRT. Completion of the merger will be subject to customary closing conditions, including that GRT ADSs will be approved to be listed and tradable on Nasdaq.

GRT, a Hong Kong entity, has been in the business of developing and mass producing various optoelectronic products for more than a decade. It is publicly listed in South Korea, and has been pursuing expansion with multiple new factories and production line projects in China in recent years.

Mr. Matthew Chen, Chief Executive Officer of Flag Ship remarked, “We are truly excited about the merger with the GRT Companies. Our team explored a broad range of industries, and determined that the transaction with the GRT Companies would provide the greatest value to our shareholders. GRT is a strong player in the field of optoelectronic products in China and globally. We are impressed by the GRT management team’s track record in optoelectronic industry. We are very excited about the future prospects of the combined company.”

Mr. Yongnan Zhou, the Chairman of GRT, stated, “the merger with Flag Ship is another major step that GRT has taken in its growth history. GRT aims to become one of the leading companies in the field of optoelectronics globally and achieving this milestone will empower GRT to continue our great efforts to achieve our goals.”

Transaction Details

Upon closing, Flag Ship will merge with and into the Merger Sub, the surviving company. By virtue of the merger and without any action of the part of the Flag Ship, the Merger Sub, or any other person, each ordinary share of Flag Ship (each a “Flag Ship Share”) issued and outstanding immediately prior to the effective time of the merger (the “Effective Time”), excluding Flag Ship Shares held by GRT and dissenting Flag Ship Shares, if any, will be automatically cancelled, extinguished and exchanged for the right to receive, immediately upon consummation the merger, one (1) ordinary share of GRT (such shares of GRT, collectively, “GRT Ordinary Shares”) payable in American Depositary Shares of GRT (“GRT ADSs”) for each such Flag Ship Share issued and outstanding immediately prior to the Effective Time (the “Per Share Merger Consideration”); and each right to receive one-tenth (1/10) of a Flag Ship Share at the consummation of a business combination of Flag Ship (a “Flag Ship Right”) that is outstanding immediately prior to the Effective Time will be cancelled, extinguished and exchanged for the right to receive, immediately upon the consummation of the merger, GRT Ordinary Shares, payable in GRT ADSs in an amount equal to (in each case, as rounded down to the nearest whole number) the product of (a) the Per Share Merger Consideration, multiplied by (b) the number of Flag Ship Shares that the holder of the cancelled Flag Ship Right (the “Flag Ship Rights Holder”) would have been entitled to receive from the Flag Ship assuming satisfaction of the terms and conditions of such Flag Ship Right, multiplied by (c) the ADS exchange rate of rate of one (1) GRT Ordinary Share per one (1) GRT ADS (the “ADS Exchange Rate”) (the “Rights Merger Consideration”).

The aggregate consideration payable to pursuant to the Merger Agreement to the shareholders of the Flag Ship entitled thereto shall consist of that number of GRT Ordinary Shares payable in GRT ADSs that is equal to (i) the Per Share Merger Consideration multiplied by the number of Flag Ship Shares registered in the name of those shareholders of Flag Ship immediately prior to the Effective Time, multiplied by the ADS Exchange Rate, plus (ii) the Rights Merger Consideration, as described above.

The closing conditions of the merger include, among others, the approval of the merger by Flag Ship’s existing shareholders and approvals from GRT shareholders, and the approval for listing of GRT’s ADSs on the Nasdaq Stock Market.

From the date of execution of the merger agreement through the closing, Flag Ship shall use all reasonable efforts to remain as a public company on, and for its securities to be tradable over the Nasdaq Global Market. GRT shall use all reasonable efforts to apply for a listing of GRT ADSs on, and for GRT ADSs to be tradable over, the Nasdaq stock market.

Becker & Poliakoff P.A. and Ogier are acting as legal counsel to Flag Ship. Miller Canfield Paddock and Stone P.L.C. and Appleby are acting as legal counsel to the GRT Companies.

The description of the transaction contained herein is only a summary and is qualified in its entirety by reference to the definitive agreements relating to the transaction, a copy of which will be filed by Flag Ship with the Securities and Exchange Commission (the “SEC”) as exhibits to a Current Report on Form 8-K.

About Great Rich Technologies Limited

Founded in 2012, GRT is a leader in the development and mass production of optoelectronic products. It develops, manufactures, and markets Casting Polypropylene (CPP) and Polyethylene Terephthalate (PET) Films for consumer electronics. The Company also produces 3D and Blue Light Block films. It is a publicly listed entity in South Korea.

For more information, refer to https://en.tonglioptech.com/.

About Flag Ship Acquisition Corporation

Flag Ship is a blank check company, also commonly referred to as a Special Purpose Acquisition Company, or SPAC, formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination with one or more businesses or entities. Flag Ship’s efforts to identify a target business have not been limited to a particular industry or geographic region. Flag Ship is sponsored by Whale Management Corporation, a BVI business company with limited liability.

No Offer or Solicitation

This press release is being made in respect of a proposed business combination involving GRT, the Merger Sub and Flag Ship. This press release does not constitute an offer to sell or the solicitation of an offer to buy or subscribe for any securities or a solicitation of any vote or approval nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Additional Information about the Transaction and Where to Find it

The proposed transaction will be submitted to the shareholders of GRT and Flag Ship for their consideration. GRT intends to file with the SEC a Registration Statement on Form F-4 (as may be amended from time to time, the “Registration Statement”) that will include a preliminary prospectus with respect to GRT’s ordinary shares and ADSs to be issued in the proposed transaction and a proxy statement of Flag Ship in connection with the merger. After the Registration Statement is declared effective, Flag Ship will mail a definitive proxy statement/prospectus relating to the transaction to its shareholders as of a record date to be established for voting on the proposed transaction. The information in the preliminary proxy statement/prospectus is not complete and may be changed. GRT may not sell the ordinary shares referenced in the proxy statement/prospectus until the Registration Statement on Form F-4 becomes effective. The Registration Statement, including the proxy statement/prospectus contained therein, when declared effective by the SEC, will contain important information about the transaction and the other matters to be voted upon at a meeting of Flag Ship’s shareholders to be held to approve the transaction and related matters. This communication does not contain all of the information that should be considered concerning the transaction and other matters and is not intended to provide the basis for any investment decision or any other decision in respect to such matters. GRT and Flag Ship also plan to file other documents with the SEC regarding the proposed transaction.

This press release is not a substitute for any prospectus, proxy statement or any other document that GRT or Flag Ship may file with the SEC in connection with the proposed transaction. Investors and security holders are urged to read the proxy statement/prospectus and any other relevant documents that will be filed with the SEC carefully and in their entirety when they become available because they will contain important information about the proposed transaction. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). In addition, investors and security holders will be able to obtain free copies of the proxy statement/prospectus (when they become available) and other documents filed with the SEC without charge, at the SEC’s website (www.sec.gov) or by calling 1-800-SEC-0330.

Participants in the Solicitation

Flag Ship and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from Flag Ship’s shareholders with respect to the proposed transaction. Information regarding Flag Ship’s directors and executive officers is available in its final prospectus related to its initial public offering, dated June 17, 2024, and in Flag Ship’s subsequent filings with the SEC. Additional information regarding the participants in the proxy solicitation relating to the proposed transaction and a description of their direct and indirect interests will be contained in the proxy statement when it becomes available.

GRT and its directors and executive officers as well as those of Merger Sub may also be deemed to be participants in the solicitation of proxies from the shareholders of Flag Ship in connection with the proposed transaction. A list of the names of such directors and executive officers and information regarding their interests in the proposed transaction will be included in the proxy statement for the proposed transaction when available.

Forward-Looking Statements

This press release and the exhibits hereto include “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 and within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21e of the Securities Exchange Act of 1934, as amended. Any actual results may differ from expectations, estimates and projections presented or implied and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, FSHP’s expectations with respect to future performance, anticipated financial impacts of the proposed business combination, approval of the business combination transactions by security holders, the satisfaction of the closing conditions to such transactions and the timing of the completion of such transactions. Such forward-looking statements relate to future events or future performance, but reflect the parties’ current beliefs, based on information currently available. Most of these factors are outside the parties’ control and are difficult to predict. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. Factors that may cause such differences include, among other things: (a) the possibility that the business combination does not close or that the closing may be delayed because conditions to the closing may not be satisfied, including the receipt of requisite shareholder and other approvals, the performances of Flag Ship and GRT, and the ability of Flag Ship or, after the closing of the transactions, the combined company, to continue to meet the Nasdaq Stock Market’s listing standards; (b) the reaction of GRT’s licensors, collaborators, service providers or suppliers to the business combination; (c) unexpected costs, liabilities or delays in the business combination transaction; (d) the outcome of any legal proceedings related to the transaction; (e) the occurrence of any event, change or other circumstances that could give rise to the termination of the business combination transaction agreement; (f) general economic conditions; (g) changes to the proposed structure of the business combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the business combination; (h) the risk that the business combination disrupts current plans and operations of GRT as a result of the announcement and consummation of the transactions described herein; (i) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of GRT to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees;

(j) changes in applicable laws or regulations, including legal or regulatory developments (including, without limitation, accounting considerations) which could result in unforeseen delays in the timing of the business combination and negatively impact the attractiveness of the business combination to investors; and (k) other risks and uncertainties indicated from time to time in the final prospectus of Flag Ship relating to its initial public offering filed with the SEC, including those under “Risk Factors” therein, and other documents filed or to be filed with the SEC by Flag Ship. Copies are available on the SEC’s website at www.sec.gov.

The foregoing list of factors is not exclusive. Additional information concerning these and other risk factors are contained in Flag Ship’s most recent filings with the SEC. All subsequent written and oral forward-looking statements concerning Flag Ship and GRT, the business combination transactions described herein or other matters and attributable to Flag Ship, GRT, or their respective shareholders or any person acting on behalf of any of them are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, neither Flag Ship, GRT, nor their respective shareholders undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.

Contact:
Matthew Chen

Phone: (212) 884-2667
Email: mchen@flagshipac.com

Flag Ship Acquisition Corporation

SOURCE Flag Ship Acquisition Corporation

Related Links

https://en.tonglioptech.com/

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